Exhibit 10.63
Form of Performance Share Agreement

PCTEL, INC.
1997 STOCK PLAN
PERFORMANCE SHARE AGREEMENT
     This Performance Share Agreement (the “Agreement”), dated August ___, 2007, is effective as of March 16, 2007 (the “Date of Grant”), between PCTEL, INC. (hereinafter called the “Company”) and                                                              (hereinafter called the “Participant”). This Agreement is intended to memorialize the authorization by the Company’s board of directors made on the Date of Grant of the incentive provided for herein. Unless otherwise defined herein, the terms defined in the amended and restated 1997 Stock Plan (the “Plan”) will have the same defined meanings in this Agreement.
     1. Award Grant. Subject to the terms and conditions set forth herein, the Company has awarded to Participant as of the Date of Grant a target number of                      Performance Shares under the Plan. The performance goals for the stock grant consist of (i) targeted annual revenue growth of the Company and (ii) targeted annual pro forma net income growth of the Company, subject to these and other explanatory terms and conditions as have been adopted and approved by the Board of Directors on the Date of Grant and communicated in writing to Participant (the “Performance Share Award Program”). The performance period for achieving these goals is the four-year fiscal period beginning January 1, 2007 and ending December 31, 2010 (the “Performance Period”), with performance determinations upon the completion of each year within the Performance Period, and for the entire four years within the Performance Period, in accordance with the Performance Share Award Program. Depending on the level of achievement, the actual number of Performance Shares to be awarded may be increased or decreased from the targeted amount. The maximum number of Performance Shares that may be awarded to Participant based on the overachievement of the performance goals is                     .
     2. Obligation to Pay. Each Performance Share represents the right to receive one share to the extent it is earned in accordance with the Performance Share Award Program. Unless and until the Performance Shares are earned in the manner set forth in the Performance Share Award Program, Participant will have no right to payment of such Performance Shares. Prior to actual payment of any earned Performance Shares, such Performance Shares will represent an unsecured obligation.
     Notwithstanding the foregoing provisions of this Section 2, in the event the Company (or the Subsidiary employing Participant) terminates Participant as a Service Provider without “Cause” or Participant voluntarily resigns for “Good Reason”, or Participant ceases to be a Service Provider as the result of Participant’s death or “Disability”, the Performance Shares shall vest in accordance with the terms of Participant’s Employment Agreement with the Company. The definitions used in this paragraph shall have the meanings given them in such agreement, as may be modified from time to time.
     In addition, notwithstanding the foregoing provisions of this Section 2, in the event of a Change in Control that occurs during the Performance Period while Participant is a Service Provider, the Performance Shares will vest in accordance with the terms of Participant’s Management Retention Agreement with the Company.
     Subject to the foregoing acceleration provisions and any such provisions set forth in the Plan, in the event Participant ceases to be a Service Provider for any or no reason before Participant earns and vests the Performance Shares pursuant to this Agreement, the award of Performance Shares and Participant’s right to acquire any Performance Shares hereunder will immediately terminate.
     3. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Performance Shares at any time, subject to the terms of the Plan. If so accelerated, such Performance Shares will be considered as having vested as of the date specified by the Administrator. If the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Performance Shares, the payment of such accelerated Performance Shares nevertheless shall be made at the same time or times as if such Performance Shares had vested in accordance with the vesting schedule set forth in Section 1 herein and the Performance Share Award Program (whether or not Participant remains employed by the

Company or by one of its Subsidiaries as of such date(s)), unless an earlier payment date, in the judgment of the Administrator, would not cause Participant to incur an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any other guidance promulgated thereunder (“Section 409A”).
     4. Payment after Earning. Any Performance Shares that are earned or are deemed earned in accordance with the Performance Share Award Program will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Performance Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 9. Participant will not be required to make any additional monetary payment (other than applicable tax withholding, if any) upon settlement of the award.
     5. Payments after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
     6. Section 409A. Notwithstanding anything to the contrary in this Agreement, if Participant is a “specified employee” within the meaning of Section 409A at the time of his termination, and the Performance Shares payable to Participant, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by the fifteenth day of the third month of the Company’s fiscal year following Participant’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Participant’s termination of employment in accordance with the payment schedule applicable to each such payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Participant’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Participant’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.
     This provision is intended to comply with the requirements of Section 409A so that none of the Performance Shares to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Participant agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Participant under Section 409A.
     For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) Participant’s annualized compensation based upon the annual rate of pay paid to Participant during the Company’s taxable year preceding the Company’s taxable year of Participant’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Participant’s employment is terminated.
     7. Rights as Stockholder. Except as set forth in Section 5, neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Performance Shares deliverable hereunder, unless and until certificates representing the Performance Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.
     8. Effect on Employment. Participant acknowledges and agrees that the earning and vesting of Performance Shares pursuant to Section 2 hereof is accomplished only by the achievement of the goals and Participant’s continuing to be a Service Provider through the applicable Performance Period (and not through the act of being hired or acquiring Performance Shares hereunder). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the earning and vesting provisions set forth herein do not constitute an express or implied promise of Participant continuing to be a Service Provider for any period, or at all, and will not interfere with the Participant’s right or the right of the Company (or the Affiliate employing Participant) to terminate Participant as a Service Provider at any time, with or without cause.
     9. Tax Withholding. Notwithstanding any contrary provision of this Agreement, no certificate representing Performance Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Performance Shares so issuable. All income, employment and other taxes related to the Performance Share Award and any Performance Shares delivered in payment thereof are the sole responsibility of Participant. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part by one or more of the following (without limitation): (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Performance Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already vested and owned Performance Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Performance Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Performance Shares otherwise are scheduled to vest pursuant to Section 2, Participant will permanently forfeit such Performance Shares and the Performance Shares will be returned to the Company at no cost to the Company.
     10. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Performance Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Performance Shares to Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Performance Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Performance Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
     11. Restrictions on Sale of Securities. Subject to Section 10, the Performance Shares awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt. However, Participant’s subsequent sale of the Performance Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.
     12. Successors. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
     13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its General Counsel at PCTEL, Inc., 8725 West Higgins Road Suite 400, Chicago, IL 60631, or at such other address as the Company may hereafter designate in writing.
     14. Transferability. Except to the limited extent provided in Section 5, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
     15. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern, unless otherwise provided in Participant’s Employment Agreement or Management Retention Agreement.
     16. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares have been earned and vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
     17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Performance Shares awarded under the Plan or future Performance Shares that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
     18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
     19. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
     20. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein.
     21. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.
     22. Amendment, Suspension or Termination of the Plan. By accepting this award, the Participant expressly warrants that he or she has received a right to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.
     23. Governing Law. This Agreement shall be governed by the laws of the State of Illinois, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this award of Performance Shares or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Illinois, and agree that such litigation shall be conducted in the courts of Cook County, Illinois, or the federal courts for the United States located in or around Cook County, Illinois, and no other courts, where this award of Performance Shares is made and/or to be performed.
     IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date and year indicated above.

PCTEL, INC.

By:
Chief Financial Officer

ACCEPTED

Participant

PRINT NAME:

DATE: